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             [LETTERHEAD OF MORRIS, MANNING & MARTIN APPEARS HERE]


                               December 9, 1998

Iterated Systems, Inc.
Seven Piedmont Circle, Suite 600
3525 Piedmont Road
Atlanta, Georgia  30305-1530

     Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

     We have acted as counsel for Iterated Systems, Inc., a Georgia corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of (i) 1,800 shares of the Registrant's common stock, $.01 par value per share ("Shares"), issuable pursuant to the Iterated Systems, Inc. 1994 Directors Stock Option Plan (the "1994 Directors Plan") and (ii) 3,400,000 Shares issuable pursuant to the Iterated Systems, Inc. 1994 Amended and Restated Stock Option Plan (the "1994 Plan") (together with the 1994 Directors Plan, the "Plans").

     We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registrant's registration statement on Form S-8.


                                 Very truly yours,

                                 MORRIS, MANNING & MARTIN, L.L.P.

                                 /s/ Morris, Manning & Martin, L.L.P.